Exhibit 11

                        STERLING BANCORP AND SUBSIDIARIES
                 Statement Re: Computation of Per Share Earnings

                                                     Three Months Ended
                                                           March 31,
                                                ------------------------------
                                                    2004               2003
                                                -----------        -----------

Net income                                      $ 6,460,509        $ 5,846,423
Less: preferred dividends                                --             31,793
                                                -----------        -----------
Net income available for common
  shareholders and adjusted for
  diluted computation                           $ 6,460,509        $ 5,814,630
                                                ===========        ===========

Weighted average common
  shares outstanding                             15,188,650         14,839,328
Add dilutive effect of:
    Stock options                                   750,239            570,618
    Convertible preferred stock                     112,216            231,800
                                                -----------        -----------
Adjusted for assumed diluted
  computation                                    16,051,105         15,641,746
                                                ===========        ===========

Basic earnings per share                        $      0.43        $      0.39
                                                ===========        ===========
Diluted earnings per share                      $      0.40        $      0.37
                                                ===========        ===========


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